                                                               EXHIBIT (b)(4)(b)


                     ML Life Insurance Company of New York

                        CONTINGENT DEFERRED SALES CHARGE

                               WAIVER ENDORSEMENT



The Contract is amended as follows:

     The Contingent Deferred Sales Charge described in the Contract to which this endorsement is attached is not imposed on withdrawals or surrenders from the Contract when the Contract is issued to an active employee of Merrill Lynch Life Insurance Company or its affiliates or is issued to an active employee's spouse or dependents.

This endorsement controls over any contrary provisions of the contract.


                         ML LIFE INSURANCE COMPANY OF NEW YORK


                         By:
                              -----------------------------------
                              Secretary


MLNYOO3